Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144133 on Form S-8 of Apogee Enterprises, Inc., of our report dated June 26, 2012 (which report expresses an unqualified opinion), relating to the financial statements and financial statement schedule of Apogee Enterprises, Inc. 401(k) Retirement Plan for the year ended December 31, 2011.

Minneapolis, Minnesota

June 26, 2012